EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of this 11 day of August, 2011 (the “Effective Date”), by and between KIRKHILL-TA CO., a California corporation (“Seller”), and ABSOLUTE SCREENPRINT, INC., a California corporation (“Buyer”).

1.	Agreement of Purchase and Sale; Designation of Escrow Holder.

1.1.     Purchase and Sale. Subject to and on the terms and conditions herein set forth, Seller hereby agrees to sell, assign and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller that certain real property situated in the City of Brea, County of Orange, State of California, located at the address commonly known as 333 Cliffwood Park Street, Brea, California 92821, and more particularly described on Exhibit A attached hereto, including all appurtenances thereto and improvements thereon (the “Property”).

1.2.     Escrow and Title. The purchase and sale of the Property shall be accomplished through an escrow (the “Escrow”) which Seller has established or will establish with Heritage Escrow Company, Attention: Ms. Janet Tilbury, 3200 El Camino Real, Suite 105, Irvine, CA 92602 (“Escrow Holder”). Fidelity National Title Company, Attention: Mr. Rich Saul, 1300 Dove Street, Suite 310, Newport Beach, CA 92660 (“Title Company”) shall be title insurer for the transaction.

2.	Consideration; Method of Payment.

The purchase price which Buyer shall pay to Seller for the Property shall be Six Million Seven Hundred Thousand and No/100 Dollars ($6,700,000.00) (the “Purchase Price”), which Buyer shall pay to Seller through Escrow at Closing as follows:

2.1.	Earnest Money Deposit.

2.1.1.   Within two (2) business days following full execution and delivery of this Agreement by the parties hereto, Buyer shall deposit with Escrow Holder by certified or cashier’s check or by wire transfer the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Initial Deposit”).

2.1.2.   Within two (2) business days following the fulfillment or waiver by Buyer of the conditions precedent set forth in Sections 3.4.1 through 3.4.4 of this Agreement, Buyer shall deposit with Escrow Holder by certified or cashier’s check or by wire transfer the additional amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Additional Deposit” and, together with the Initial Deposit, the “Earnest Money Deposit”).

2.1.3.   Escrow Holder shall forthwith deposit all portions of the Earnest Money Deposit in a federally-insured financial institution in an account in the name of Buyer. All interest earned on the Earnest Money Deposit shall be and become a part of the Earnest Money Deposit and shall be handled in the same manner as the Earnest Money Deposit as provided for herein.

2.2.     Balance of Purchase Price. The balance of the Purchase Price shall be deposited by Buyer in Escrow strictly as and when required under Section 10 hereof.

2.3.     Failure to Deposit Earnest Money Deposit. In the event Buyer fails to deposit any portion of the Earnest Money Deposit in Escrow strictly as and when contemplated under Section 2.1, Seller shall have the right at any time thereafter to terminate this Agreement and all further rights and obligations hereunder by giving written notice to Buyer.

2.4.     Failure to Deposit Balance of Purchase Price. In the event that Buyer fails to deposit the balance of the Purchase Price in Escrow strictly as and when contemplated under Section 2.2 above, Seller shall be entitled to retain the Earnest Money Deposit as liquidated damages as more fully provided in Section 16 hereof.

3.	Conditions Precedent to Buyer’s Obligation to Close.

3.1.     General. Set forth in Section 3.4 are certain conditions precedent to the obligation of Buyer to consummate the transaction herein contemplated in accordance with this Agreement. Each such condition must be satisfied or waived in writing by Buyer or deemed satisfied as provided in this Section 3 before Buyer shall be obligated to consummate this transaction.

3.2.     Approval by Buyer. Within the period specified hereinbelow for each condition precedent, Buyer shall give written notice to Seller and Escrow Holder stating, with respect to each such condition precedent, whether, in Buyer’s sole and absolute discretion, such condition is approved or disapproved by Buyer or is waived by Buyer. With respect to any such condition which is not approved by Buyer and would be reasonably susceptible to cure by Seller, Buyer shall specify in such notice in reasonable detail the reason therefor. In the event that Buyer fails timely to give such notice with respect to any such condition, such condition shall be deemed to be satisfied.

3.3.     Seller’s Right to Cure. In the event that Buyer gives timely notice that any condition precedent under Section 3.4.1, 3.4.3 or 3.4.4 is not approved by Buyer as provided above, Seller shall have the right, but not the obligation, for a period often (10) days after receipt of such notice, to attempt to cure one (1) or more of Buyer’s objection(s) if such objection(s) are reasonably susceptible to cure. If Seller elects to make such attempt, Seller shall notify Buyer and Escrow Holder in writing of which of Buyer’s objection(s) Seller shall attempt to cure within ten (10) days after receipt of said notice from Buyer. Within five (5) days after the end of said ten (10)-day period for Seller’s attempt to cure those Buyer’s objection(s) which Seller specified in its notice, Buyer shall give notice to Seller and Escrow Holder stating whether, in Buyer’s sole and absolute discretion, the condition precedent is approved by Buyer, is waived by Buyer, or remains unsatisfied (specifying, in the latter case, in reasonable detail the reason why such condition remains unsatisfied). In the event that Buyer fails timely to give such notice, such condition shall be deemed satisfied. In the event that any condition remains unsatisfied as of the relevant time period specified above in this Section 3.3 with respect to such condition, either party may terminate this Agreement within five (5) days following the expiration of the relevant time period by giving written notice to the other party and Escrow Holder specifying the unsatisfied condition or conditions. Notwithstanding anything to the contrary contained herein, Buyer may, in its sole and absolute discretion, for any reason or no reason whatsoever, terminate this Agreement during the Study Period (as defined below) by providing written notice thereof to Seller. In the event of any such termination pursuant to this Section 3.3, Escrow Holder shall terminate the Escrow and return the Earnest Money Deposit to Buyer, and, except as otherwise expressly provided in this Agreement, neither party shall have any further rights or obligations under this Agreement. Buyer and Seller shall each be responsible for payment to Escrow Holder of one-half (1/2) of the Escrow fees and charges related to termination, if any.

3.4.     Conditions Precedent. The conditions precedent to Buyer’s obligation to consummate this transaction are the following:

 3.4.1.   Buyer shall have thirty (30) days from the date that Buyer receives a current Preliminary Report or Commitment for the Property (the “Title Report”) and copies of all documents constituting exceptions to title of record which are specified in Schedule B of the Title Report (the “Title Review Period”) to approve or disapprove title to the Property as shown on the Title Report and all matters shown on a current ALTA land survey of the Property (the “Survey”) if Buyer elects, at Buyer’s sole cost and expense, to obtain the Survey. If Buyer elects to obtain the Survey, Buyer shall, at its sole cost and expense, order the Survey within three (3) business days after the Effective Date. Buyer’s failure to timely obtain the Survey shall not extend the Title Review Period set forth above.

 3.4.2.   Within sixty (60) days after the Effective Date, Buyer shall have obtained from a lending institution of its choice (“Lender”) a written commitment for a loan secured by a first deed of trust or mortgage on the Property on terms satisfactory to Buyer, in Buyer’s sole and absolute discretion.

 3.4.3.   Within the period ending forty-five (45) days after the Effective Date (the “Study Period”), Buyer shall have conducted or obtained, at its sole cost and expense, all surveys, tests, audits and studies, including economic feasibility studies, and conducted such physical inspections as Buyer deems necessary to enable Buyer to approve all aspects of the Property, including without limitation the economic advisability of acquiring fee title to the Property, the structural condition of the building and the soils and ground water conditions in and about the Property. Buyer and its agents may enter onto the Property to make such inspections, audits, studies, tests and surveys thereof (collectively, the “Inspections”) as Buyer deems necessary, in Buyer’s sole discretion, to bring about the satisfaction of this condition, and Seller shall reasonably cooperate with Buyer (at no cost to Seller) to complete any and all such Inspections; provided, however, that Buyer shall not conduct any invasive Inspections without Seller’s prior written consent. Buyer shall keep in strict confidence the results of any such Inspections, and shall disclose the results thereof only (a) to its professional advisors and potential lenders for purposes of evaluating and/or underwriting Buyer’s acquisition of the Property, or (b) if and as required by law or legal process, and then, if permissible under applicable law, only after delivering ten (10) days notice of such requirement to Seller. Buyer shall keep the Property free and clear of any liens resulting from any such entry onto the Property; Buyer shall repair any damage to the Property resulting from such entry; and Buyer shall defend Seller with counsel reasonably satisfactory to Seller and protect, hold harmless and indemnify Seller from and against any and all claims, demands, damages, liabilities or costs of any kind whatsoever (including attorneys’ fees) arising out of or connected with any such entry onto the Property or the disclosure of the results of any such Inspections, in contravention of Buyer’s confidentiality obligations contained in this Section 3.4.3. In the event Buyer terminates this Agreement for failure of any condition precedent as provided in this Section 3, Buyer shall immediately deliver to Seller all Property Records previously delivered to Buyer and copies of the Inspections Results (as defined in Section 5.4) as required under Section 5.4. The foregoing covenants of Buyer shall survive and be enforceable following consummation or termination of this Agreement.

3.4.4.   Within five (5) days after the Effective Date, Seller shall either (i) deliver to Buyer copies of, or (ii) make available to Buyer and those professional advisors and potential lenders of Buyer whose names and contact information have been provided to Seller in writing prior to any review by such professional advisors and potential lenders of Buyer, at the office of Seller at 300 East Cypress Street, Brea, CA 92821, and Buyer may review and make and retain copies of, the following materials, papers and things concerning the Property that are in Seller’s possession; All files, reports, documents, correspondence, lease documents, service contracts, maintenance contracts, improvement contracts, license agreements, warranties, soils reports, environmental reports, correspondence related to hazardous materials, income and expense statements, property tax bills for the most recent five (5) years, year end financial statements for the Property, if any; reports issued in connection with any insurance inspections, if any; engineer’s reports and/or plans with respect to the mechanical, electrical and other physical characteristics of the Property, if any; copies of any and all reports or studies prepared by Seller or Seller’s representatives or by any third party in the possession of Seller, all plans, specifications, drawings and similar documents, all guaranties and warranties related to the Property, if any; all certificates of compliance, governmental permits and approvals, if any, relating to the construction, operation, use or occupancy of any part of the Property and any and all other papers contained in the files maintained by Seller in the ordinary course of business for the Property. All such materials are hereinafter sometimes collectively referred to as the “Property Records,” Notwithstanding the foregoing, Seller’s only obligation hereunder shall be to use its reasonable best efforts to assemble all such Property Records and Buyer acknowledges that Seller makes no warranty as to the completeness of such Property Records as presented to Buyer and shall not rely on the information contained in any report or analysis included in such Property Records. Buyer shall review and approve or disapprove all such Property Records on or prior to the expiration of the Study Period.

3.4.5.   As of Closing, Seller shall have given no notice to Buyer stating that Seller has obtained knowledge or notice of any fact or facts which would make any representation or warranty of Seller set forth in Section 4 hereof untrue, incomplete or misleading in any material respect. Upon Seller’s determination or knowledge after the Effective Date that any representation or warranty set forth in Section 4 has become untrue, incomplete or misleading in any material respect, Seller shall immediately give written notice thereof to Buyer.

3.4.6.   Prior to the expiration of the Study Period, Seller shall complete the work and remediation of the Property described on Exhibit B (the “Seller Work”).

3.4.7.   As of Closing, Seller shall have performed each and all of the obligations to be performed by Seller under this Agreement prior to Closing.

4.	Representations and Warranties of Seller.

4.1.     Representations and Warranties. Seller makes the following representations and warranties each of which (i) shall survive Closing for one (1) year (except for the representations and warranties set forth in Sections 4.1.1 and 4.1.2, which shall survive Closing) regardless of what investigations Buyer shall have made with respect thereto prior to Closing, (ii) is true in all respects as of the Effective Date, and (iii) shall be true as of Closing except to the extent that Seller obtains knowledge or notice of any fact or facts which would make any representation or warranty untrue or misleading in any material respect and discloses such fact or facts to Buyer in writing prior to Closing:

 4.1.1.   Seller is duly organized, validly existing and in good standing under the laws of the State of California.

 4.1.2.   This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

 4.1.3.   Other than this Agreement, as shown in the Title Report or as disclosed in the Property Records, (i) Seller has not entered into any contract or agreement other than this Agreement which gives any person, firm or entity any right to acquire the Property, any rights or estates in or to the Property or any portion thereof or otherwise affects or pertains to the Property and (ii) to the best of Seller’s knowledge, no person, firm or entity has any right to acquire the Property or any rights or estates in and to the Property or any portion thereof.

 4.1.4.   To the best of Seller’s knowledge, there is no condemnation or eminent domain proceeding pending or threatened against the Property.

 4.1.5.   To the best of Seller’s knowledge, there is no litigation pending or threatened which affects the Property or which would or might affect the transaction contemplated hereby or the ability of Seller to satisfy all of its obligations hereunder.

 4.1.6.   Seller has not received any written notification from any insurance company, Board of Insurance Underwriters or any governmental authority specifying any non-compliance of the Property or any portion thereof with applicable codes, statutes, ordinances or regulations which remains uncured.

 4.1.7.   To the best of Seller’s knowledge, there is no lien or special assessment, other than ad valorem taxes, pending or threatened against the Property by any governmental authority.

 4.1.8.   Seller is not a foreign person as defined in Internal Revenue Code Section 1445(f)(3).

4.2.     Seller’s Knowledge. Buyer and Seller each specifically acknowledge and agree that all references contained in this Agreement, in any of the exhibits attached hereto and in any document, certificate or statement to be delivered by Seller to Buyer hereunder to “Seller’s knowledge” (whether used in the phrase “to the best knowledge of Seller,” “to the best of Seller’s knowledge”, “Seller’s knowledge”, “actually known to Seller”, “known to Seller”, or in similar or other contexts) (i) shall refer to the actual personal knowledge of Lawrence Pierce and Thomas Kilsby (singularly and collectively, “Pierce/Kilsby”); (ii) shall in no case refer to the actual or constructive knowledge of any other employee, agent, officer, director or other representative of Seller or any investment advisor, attorney or other contractor or representative of Seller (together with Pierce/Kilsby, the “Seller Representatives”); and (iii) shall in no case impose upon Seller or any Seller Representative any duty or obligation to verify any representation, warranty or statement contained in this Agreement, in any exhibit attached hereto or in any document, certificate or statement to be delivered by Seller to Buyer hereunder, or to otherwise investigate the facts or circumstances relating or otherwise pertinent thereto.

4.3.     Seller’s Possession. Buyer and Seller each further specifically acknowledge and agree that all references contained in this Agreement, in any of the exhibits attached hereto and in any document, certificate or statement to be delivered by Seller to Buyer hereunder “in possession of Seller” or “in Seller’s possession” or using comparable or equivalent phrases (i) shall refer solely to documents, materials and other property in the actual physical possession of Pierce/Kilsby, or actually known by Pierce/Kilsby to be in the actual physical possession of a Seller Representative, and (ii) shall in no case impose upon Seller or any Seller Representative any form of duty or obligation to verify which documents, materials or other property are in the actual or constructive possession of Seller, any Seller Representative or any other person, or to make any form of investigation whatsoever.

4.4.     Seller Representative. Seller hereby represents and warrants that Pierce/Kilsby are the agents or representatives of Seller most knowledgeable about (i) the present operation and condition of the Property and (ii) the matters set forth and covered by the representations and warranties set forth in this Section 4.

4.5.     Buyer Remedies.

 4.5.1.   If Buyer is notified or otherwise first becomes aware of a breach of any of the foregoing Seller representations and warranties prior to or at the Closing, Buyer’s sole right and remedy with respect to such breach shall be to terminate this Agreement within five (5) days after Buyer is so notified or otherwise first becomes aware of such breach. In the event of such termination, the Escrow Holder shall terminate the Escrow and return the Earnest Money Deposit to Buyer and, except as otherwise expressly provided in this Agreement, neither party shall thereafter have any further rights or obligations under this Agreement; Seller shall be responsible for payment to the Escrow Holder of the Escrow fees and charges related to termination, if any. Buyer shall have no right to seek damages for any breach of any Seller representations and warranties of which Buyer is notified or otherwise first becomes aware prior to or at the Closing.

 4.5.2.   If Buyer is notified or otherwise first becomes aware of a breach of any of the foregoing Seller representations and warranties during the relevant period of time after the Closing as specified in Section 4.1, Buyer’s sole rights and remedies with respect to such breach shall be to compel Seller to take such action at Seller’s expense as may be necessary to cure the breach, which right of Buyer (and the concomitant obligations of Seller discussed below) following any such breach of representation or warranty shall survive the consummation of this Agreement and to seek actual damages caused by Seller’s breach of representation or warranty under this Section 4.5.2; in no event will Buyer have any right to rescind the transaction contemplated herein on or after the Closing or to seek consequential damages. To the extent that Seller is required to take any action to cure a breach of any Seller representations and warranties pursuant to this Section 4.5.2, Seller shall commence such curative action within fifteen (15) days following receipt by Seller of notice from Buyer of the relevant breach and shall diligently pursue such curative action to completion.

5.

Seller’s Disclaimer With Respect to Physical Condition of Property and Applicable Laws and Regulations; Buyer to Take Property “As Is”; Buyer’s Release and Indemnity Re: Environmental Hazard Risks; Delivery of Inspection Reports.

5.1.     As Is Purchase. Seller makes no representation or warranty whatsoever with respect to the physical condition of the Property. Buyer acknowledges that:

5.1.1.   Buyer has entered into this Agreement and if Buyer purchases the Property hereunder, Buyer will do so on the basis of its own investigation of the physical condition of the Property, including the building and other improvements and the soils and ground water conditions of the Property and its immediate environs; and

5.1.2.   Buyer will acquire the Property in an “AS IS” condition and shall assume the risks that adverse physical conditions may not have been revealed by its investigation.

5.2.     Limited Representations and Warranties. Seller makes no representation or warranty whatsoever as to existing or proposed governmental laws or regulations applicable to the Property, including without limitation laws or regulations concerning the Americans with Disabilities Act (“ADA”), zoning or land use or Hazardous Materials (as defined in Section 5.3). Buyer acknowledges that it has entered into this Agreement and if Buyer purchases the Property hereunder, Buyer will do so on the basis of its own review and investigation of the applicability and effect of such laws and regulations, and Buyer assumes the risks that adverse matters may not have been revealed by its investigation.

5.3.     Buyer Waiver and Release.

5.3.1.   Effective as of Close of Escrow (as defined in Section 8), Buyer hereby waives, releases, acquits and forever discharges Seller and its officers, directors, partners, employees, members, agents, and any other person acting on behalf of Seller, from and against any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseeable or unforeseeable, which Buyer now has or which may arise in the future on account of or in any way growing out of or connected with the ADA, zoning or land use regulations or laws and with the presence in or on the Property, or any building or other improvement thereon, or under the surface of the Property, of underground storage tanks, asbestos-containing materials, transformers or other equipment containing polychlorinated biphenyls, or any hazardous or toxic waste, substance or material as defined in any Federal, State or Local law, rule, ordinance or regulation which may now or hereafter be applicable (collectively, the “Hazardous Materials”) (the “Released Claims”). The foregoing covenants of Buyer shall survive and be enforceable in accordance with their terms following the consummation of this transaction and shall not be merged with or into the Deed delivered by Seller to Buyer through Escrow at Close of Escrow.

5.3.2.   To the extent of Buyer’s waiver and release as set forth in this Section 5.3, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code (“Section 1542”) and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this section and discussed its import with legal counsel and that the provisions of this section are a material part of this Agreement.

Buyer’s initials

5.4.     Delivery of Inspection Reports. Buyer shall deliver to Seller copies of the results of all Inspections described in Section 3.4.3 (the “Inspections Results”) as follows:

5.4.1.  If Buyer elects to terminate this Agreement pursuant to the terms and conditions of this Agreement, Buyer shall immediately deliver to Seller copies of the Inspections Results at no cost or expense to Seller;

5.4.2.    If the sale of the Property is not consummated because of the default of Buyer, Buyer shall immediately deliver to Seller copies of the Inspections Results at no cost or expense to Seller; and

5.4.3. Following the Closing, if Seller desires copies of any Inspections Results, Buyer shall deliver to Seller copies of the Inspections Results requested by Seller in writing immediately following receipt of Seller’s written request therefor and payment by Seller of fifty percent (50%) of the out of pocket costs paid by Buyer to obtain the Inspections Results for which Seller has requested copies, up to a maximum aggregate payment by Seller to Buyer under this Section 5.4.3 equal to Ten Thousand and No/100 Dollars ($10,000.00).

Buyer’s obligations under this Section 5.4 shall survive the Closing or the termination of this Agreement.

6.	Representations and Warranties of Buyer.

Buyer hereby makes the following representations and warranties, each of which (i) shall survive Closing, regardless of what investigations Seller shall have made with respect thereto prior to Closing, (ii) is true in all respects as of the Effective Date, and (iii) shall be true as of Closing except to the extent that Buyer obtains knowledge or notice of any fact or facts which would make any representation and warranty untrue or misleading in any material respect and discloses such fact or facts to Seller in writing prior to Closing:

6.1.     Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of California.

6.2.     Authorization. The persons executing this Agreement on behalf of Buyer are authorized to do so and, upon execution by such parties, this Agreement shall be a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

7.	Buyer’s Title Insurance Policy.

Buyer’s title to the Property at Close of Escrow shall be evidenced by the issuance of a standard owner’s policy of title insurance (the “Buyer’s Title Insurance Policy”) at Closing in favor of Buyer or its nominee insuring that fee simple title to the Property is vested in Buyer or its nominee, subject only to (i) the lien to secure payment of real estate taxes and assessments not delinquent; (ii) exceptions to title approved by Buyer pursuant to Section 3 of this Agreement; (iii) if Buyer does not elect to obtain the Survey pursuant to Section 3.4.1 sufficient to remove the following exception, all matters that would be disclosed by a physical inspection or survey of the Property; (iv) all matters that are actually known to Buyer; (v) any additional exceptions or matters created by Buyer, its agents, employees or authorized representatives; (vi) the printed conditions, restrictions, exceptions, stipulations and other provisions contained in Buyer’s Title Insurance Policy; and (vii) such other exceptions as Buyer, in its sole discretion, may approve in writing (collectively, the “Permitted Exceptions”). If elected by Buyer at Buyer’s sole cost and expense, the Buyer’s Title Insurance Policy shall include extended coverage. All matters concerning title to the Property shall merge in the Deed to be delivered by Seller to Buyer at Closing. Seller’s obligation with respect to the condition of title to the Property at Closing shall be completely satisfied and fulfilled upon the issuance by Escrow Holder of Buyer’s Title Insurance Policy. Absent fraud on the part of Seller, or the breach of any representation, warranty or covenant of Seller set forth in this Agreement of which Buyer is not aware and that is not cured on or prior to the Closing, in the event of any defect in or other matter adversely affecting title to the Property which appears following Closing, Buyer shall look solely to Buyer’s Title Insurance Policy to obtain any redress or relief for any damages incurred by Buyer as a result of said defect or matter and Buyer hereby releases Seller from any and all cost, damage, claim or liability arising out of any such defect or matter.

8.	Closing Date; Close of Escrow.

8.1.     Closing. Unless this Agreement has been terminated pursuant to Section 3 or Section 14 hereof, or unless deferred as provided below or in Section 14 hereof, the consummation of the purchase and sale of the Property in accordance with this Agreement (the

“Closing”) shall take place as soon as possible on that date that is ten (10) days after the last of the conditions precedent set forth in Sections 3.4.1 through 3.4.4 hereof has been satisfied, waived or deemed waived by Buyer, provided that in any event the Closing shall take place on or prior to October 19, 2011 (the “Closing Date”) at or through the office of Escrow Holder. If the Closing Date is a Saturday, Sunday or business holiday, the Closing shall take place on the next regularly scheduled business day. “Close of Escrow” shall mean the delivery to Buyer of (i) the Deed vesting title to the Property in Buyer by recordation thereof in the Official Records in the county where the Property is located, and (ii) the disbursement to Seller in accordance with its instructions of the proceeds in Escrow in Seller’s account at Closing.

8.2.     Disbursement of Purchase Price. At Closing Escrow Holder shall disburse to Seller, in such manner and to such account as Seller shall specify in a separate written instruction to Escrow Holder, immediately available funds in the amount of the Purchase Price paid by Buyer for the Property as specified in Section 2 hereof (increased or decreased, as the case may be, by the net amount of the credits and debits to Seller’s account at Closing made by Escrow Holder in accordance with Sections 11 and 12 of this Agreement).

8.3.     Possession. Possession of the Property shall be delivered to Buyer at Closing subject to the Permitted Exceptions. Notwithstanding anything to the contrary set forth in this Agreement, and in addition to the Seller Work, Seller shall remove all of its equipment and trade fixtures from the Property, and shall, at its sole cost and expense, fully repair any damage caused to the improvements on the Property resulting from such removal. At Closing, Seller shall deliver (i) the interior of the building comprising a portion of the Property to Buyer in broom-clean condition and (ii) the exterior areas of the Property generally clean and free of debris.

9.	Seller’s Closing Obligations.

9.1.     Deposit of Documents. Not later than Escrow Holder’s close of business on the last regular business day before the Closing Date or earlier if requested by Escrow Holder (but in no event more than three (3) regular business days prior to the Closing Date), Seller shall deposit in Escrow: (i) a duly executed and acknowledged Grant Deed for the conveyance of the Property to Buyer in accordance with this Agreement (the “Deed”); (ii) any other documents, instruments or things required by this Agreement to be delivered by Seller to Buyer or deposited by Seller into Escrow at Closing; and (iii) any supplemental instructions which Escrow Holder may require for the consummation of the transaction in accordance with this Agreement.

9.2.     Deposit of Funds. Prior to 2:00 p.m. (in the time zone of Escrow Holder) on the last regular business day before the Closing Date (or on the Closing Date if permitted by Escrow Holder), Seller shall deposit cash or immediately available funds in Escrow in such amount as (or make other arrangements satisfactory to Escrow Holder) to cover any net obligations of Seller arising out of the prorations and apportionment of Closing costs as specified in Sections 11 and 12 of this Agreement as may be reasonably estimated by Escrow Holder.

10.	Buyer’s Closing Obligations.

10.1.   Deposit of Documents. Not later than Escrow Holder’s close of business on the last regular business day before the Closing Date or earlier if reasonably requested by Escrow Holder (but in no event more than three (3) regular business days prior to the Closing Date), Buyer shall deposit in Escrow: (i) any instruments, documents or things required by this Agreement to be delivered by Buyer to Seller or deposited into Escrow at Closing; and (ii) any supplemental instructions which Escrow Holder may require for consummation of the transaction in accordance with this Agreement.

10.2.   Deposit of Purchase Price. On the Closing Date at such time as will allow Escrow Holder to disburse funds by wire transfer and consummate the transactions herein, Buyer shall deposit immediately available funds (e.g., by cashier’s check or wire transfer) into such account of Escrow Holder as shall be specified by Escrow Holder in the sum of the following amounts:

10.2.1. The balance of the Purchase Price as specified in Section 2.2 hereof; and

10.2.2. Such amount as may be reasonably estimated by Escrow Holder to cover any net obligations of Buyer arising out of the prorations and apportionment of closing costs pursuant to Sections 11 and 12 of this Agreement.

11.	Closing Prorations.

The following matters shall be prorated as of the Closing Date: current real property taxes and assessments and utilities.

12.	Apportionment of Closing Costs.

Seller shall pay the following Closing costs: one-half of the Escrow Holder’s fees and expenses; any and all transfer and other transaction taxes; any search or other costs for the title report and the premium for Buyer’s Title Insurance Policy (standard coverage only); the costs of any title policy endorsements offered by Seller to cure any title objection raised by Buyer; and the recording costs of any instrument recorded to correct any defect in title. Buyer shall pay the following Closing costs: one-half of the Escrow Holder’s fees and expenses; the recording fee for the Deed and any instruments evidencing or securing Buyer’s financing; the increase in premium for Buyer’s Title Insurance Policy if Buyer elects to obtain extended coverage and the costs of any endorsements obtained by Buyer. All other Closing costs shall be apportioned to and paid by the parties, respectively, in accordance with the prevailing local custom as determined by Escrow Holder. In the absence of any such custom, all such costs shall be apportioned to and paid by the parties equally.

13.	Commissions.

13.1.   Brokerage Fees. Seller shall pay through Escrow at the Close of Escrow and conditional on the Close of Escrow a commission to CB Richard Ellis (Sean Ward) (“Seller’s Broker”) equal to five percent (5%) of the “gross sales price”, as such term is used in the separate agreement by and between Seller and Seller’s Broker and executed by Seller February 3, 2011;

such commission shall be paid at Close of Escrow as a split between Seller’s Broker (two and a half percent (2.5%) of the gross sales price as defined above) and Voit Commercial Brokerage (Joe Miller) (“Buyer’s Broker”) (two and a half percent (2.5%) of the gross sale price as defined above).

13.2.   Indemnification. Buyer and Seller hereby acknowledge that no broker’s commission or finder’s fee is payable other than that referred to in Section 13.1 with regard to the transaction contemplated by this Agreement; and Buyer and Seller (each being hereinafter referred to in this Section 13 as the “Indemnitor”) each agrees to defend with counsel reasonably satisfactory to the other party and indemnify the other party from and against all liability, claims, actions, causes of action, suits, demands, damages, or costs of any kind arising from or connected with any broker’s or finder’s fee or commission or charge claimed to be due any person arising from the Indemnitor’s conduct with respect to said transaction, other than the commission provided for in Section 13.1. This obligation shall survive and be enforceable following Closing or termination of this Agreement.

14.	Damage or Destruction; Condemnation.

14.1.   Notice of Damage or Destruction or Condemnation/Eminent Domain. Seller shall notify Buyer promptly of (i) the occurrence of any damage to or destruction with respect to all of the Property or any material portion thereof, or (ii) the institution or maintenance, or threat thereof, of any condemnation or similar proceedings with respect to all of the Property or any material portion thereof.

14.2.   Damage or Destruction. In the event of a Material Casualty (as defined below), Buyer, at its option shall either (i) terminate this Agreement by delivering written notice of termination to Seller within ten (10) days after Buyer receives notice from Seller of such insured casualty, or (ii) proceed to acquire the Property pursuant to the terms of this Agreement. If Buyer does not exercise its right to terminate this Agreement pursuant to the immediately preceding sentence or in the event of any insured damage to or destruction of the Improvements is not a Material Casualty, the Purchase Price due to Seller from Buyer at Closing shall be reduced by the amount of any casualty insurance proceeds actually received by Seller prior to Closing (except to the extent such proceeds have been used by Seller for repair or replacement of the damage caused by the casualty) and, to the extent any such casualty insurance proceeds have not actually been received by Seller prior to Closing, Seller shall assign to Buyer any rights to collect such proceeds and shall reasonably cooperate with Buyer, at no cost to Seller, to collect such proceeds. As used herein, “Material Casualty” shall mean: (a) any insured damage to or destruction of any of the buildings or other improvements located on the Property (the “Improvements”) for which the cost of repair or replacement equals or exceeds One Hundred Thousand and No/100 Dollars ($100,000.00); or (b) any damage to or destruction of any of the Improvements that results in Lender terminating its commitment or otherwise refusing to finance Buyer’s acquisition of the Property.

14.3.   Condemnation. In the event any Material Condemnation, Buyer at its option shall either (i) terminate this Agreement by delivering written notice of termination to Seller within ten (10) days after Buyer receives notice from Seller of such condemnation, or (ii) proceed to acquire the Property pursuant to the terms of this Agreement. If Buyer does not exercise its right to terminate this Agreement pursuant to the immediately preceding sentence or in the event the proceeds from such condemnation or other proceedings are estimated to be less than One Hundred Thousand and No/100 Dollars ($100,000.00), the Purchase Price due to Seller from Buyer at Closing shall be reduced by the amount of any condemnation proceeds arising out of such condemnation proceedings with respect to the Property which have actually been received by Seller prior to Closing (except to the extent such proceeds have been used by Seller for rebuilding in connection with the condemnation or similar proceedings) and, to the extent any such condemnation proceeds have not actually been received by Seller prior to Closing, Seller shall assign to Buyer any rights to collect such proceeds and shall reasonably cooperate with Buyer, at no cost to Seller, to collect such proceeds. As used herein, “Material Condemnation” shall mean any condemnation or other proceedings are instituted or maintained with respect to the Property (a) for which the proceeds are estimated to equal or exceed One Hundred Thousand and No/100 Dollars ($100,000.00), or (b) that results in Lender terminating its commitment or otherwise refusing to finance Buyer’s acquisition of the Property.

14.4.   Termination. If this Agreement is terminated pursuant to this Section 14, Escrow Holder shall forthwith terminate the Escrow. Seller and Buyer shall each be responsible for payment to Escrow Holder of one-half (1/2) of the Escrow fees and charges related to termination, if any. Without limiting Buyer’s obligation to deliver a copy to Seller of any and all Inspections Results as required under Section 5.4, upon termination of this Agreement as provided in this Section 14, Escrow Holder shall forthwith disburse Buyer’s Earnest Money Deposit (and any interest earned thereon) to Buyer (less Buyer’s share, if then unpaid, of the Escrow fees and charges related to termination, if any). Except with respect to any of the parties’ obligations set forth in this Agreement which by their terms survive the termination of this Agreement, neither party shall have any further rights or obligations under this Agreement or with regard to the purchase and sale of the Property.

15.	Notices.

15.1.   Notice Addresses. Any notice, demand, approval, consent, or other communication required or desired to be given under this Agreement shall be in writing and shall be directed to the party involved at the address indicated below:

To Seller:	Kirkhill-TA Co. Attn: Scott Crawford 330 East Cypress Street Brea, CA 92821 Telephone: 714-529-4901 x5271 Fax: 714-529-6716 Email: scott.crawford@esterline.com

With a copy to:	Perkins Coie LLP Attn: Kirsten J. Day 1020 NW Couch Street, Tenth Floor Portland, OR 97209-4128 Telephone: 503-727-2262 Fax: 503-727-2222 Email: kday@perkinscoie.com

To Buyer:	Absolute Screenprint, Inc. 450 Delta Avenue Brea, California 92821 Attn: Ms. Andrea Joseph Restivo Telephone: 714-529-2120 Fax: 714-529-2123 Email: andrea@absolutescreenprint.com

With a copy to	Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, CA 92660 Attn: Frank M. Crance Telephone: 949-719-2120 Fax: 949-719-1212 Email: fcrance@calawyers.com

15.2.   Delivery of Notice. Notices shall be sent by any of the following means: (i) by delivery in person; (ii) by certified U.S. mail, return receipt requested, postage prepaid; or (iii) by Federal Express or other reputable “overnight” delivery service, provided that next-business-day delivery is requested by the sender. Notices delivered in person shall be deemed effective immediately upon receipt (or refusal of delivery or receipt). Notices sent by certified mail shall be deemed given three (3) days after the date on which the notice was deposited with the U.S. Postal Service. Notices sent by Federal Express or other reputable “overnight” delivery service shall be deemed given on the date deposited with the delivery service. Either party may, from time to time, by written notice to the other, designate a different address which shall be substituted for the one above specified.

16.	Default; Liquidated Damages.

16.1.   Default by Seller. In the event the sale of the Property is not consummated because of the default of Seller, Buyer may, as its sole and exclusive remedy for such default, either (i) terminate this Agreement by written notice to Seller and Escrow Holder, in which event the Earnest Money Deposit shall be immediately returned to Buyer and Seller shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by Buyer solely in connection with this Agreement from the Effective Date until notice of Seller’s default (the “Reimbursable Costs”), not to exceed Fifteen Thousand and No/100 Dollars ($15,000,00) (which reimbursement shall be subject to Buyer providing evidence to Seller in reasonable detail of Buyer’s Reimbursable Costs, not to exceed Fifteen Thousand and No/100 Dollars ($15,000.00)), or (ii) seek to enforce specific performance of this Agreement, In the event Seller interferes with the release of the Earnest Money Deposit to Buyer, then Seller shall be liable for all reasonable attorneys’ fees and other costs and expenses which Buyer may incur in connection with Buyer’s enforcement of this Section 16.1. Except for the return of the Earnest Money Deposit and Buyer’s Reimbursable Costs as provided above, Seller shall in no event be liable to Buyer for any actual, punitive, speculative, consequential or other damages. Notwithstanding the foregoing, nothing contained herein shall limit the remedies Buyer shall have to enforce any rights it has against Seller under the indemnity provisions of Sections 13 and 34.

16.2.   ACKNOWLEDGEMENT. SELLER AND BUYER ACKNOWLEDGE THAT SELLER IS VERY DESIROUS OF CLOSING THE TRANSACTION CONTEMPLATED HEREBY WITHIN THE TIME FRAME ESTABLISHED BY THIS AGREEMENT, AND THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT THAT THE PURCHASE AND SALE OF THE PROPERTY PROVIDED FOR IN THIS AGREEMENT DOES NOT CLOSE WITHIN SUCH TIME FRAME DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT. SELLER AND BUYER FURTHER ACKNOWLEDGE THAT SELLER WILL BE ENTITLED TO COMPENSATION IF THE PURCHASE AND SALE OF THE PROPERTY DOES NOT CLOSE DUE TO BUYER’S DEFAULT. WITH THE FLUCTUATION IN LAND VALUES, THE UNPREDICTABLE STATE OF THE ECONOMY AND OF GOVERNMENTAL REGULATIONS, THE FLUCTUATING MARKET FOR REAL ESTATE AND REAL ESTATE LOANS OF ALL TYPES, AND OTHER FACTORS WHICH DIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY, THE PARTIES REALIZE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, AS OF THE SIGNING OF THIS AGREEMENT, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE EXTENT OF DAMAGES TO SELLER IN THE EVENT OF BUYER’S DEFAULT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE IN THE EVENT THAT THE PURCHASE AND SALE OF THE PROPERTY PROVIDED IN THIS AGREEMENT DOES NOT CLOSE DUE TO BUYER’S DEFAULT. ACCORDINGLY, THE PARTIES HEREBY AGREE THAT A REASONABLE ESTIMATE OF SUCH DAMAGES OR SUCH COMPENSATION, AS THE CASE MAY BE, IS THE AMOUNT OF THE EARNEST MONEY DEPOSIT AND ANY INTEREST EARNED THEREON.

16.3.   LIQUIDATED DAMAGES. THE PARTIES HEREBY AGREE THAT IF BUYER DEFAULTS UNDER THIS AGREEMENT, THEN SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER THE AMOUNT OF THE EARNEST MONEY DEPOSIT WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES OR COMPENSATION, AS THE CASE MAY BE, UNDER THIS AGREEMENT AND SUCH RECOVERY OF THE EARNEST MONEY DEPOSIT WITH ALL INTEREST EARNED THEREON SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF OR COMPENSATION TO SELLER, AS THE CASE MAY BE, AS A RESULT OF BUYER’S DEFAULT UNDER THIS AGREEMENT, EXCEPT AS SET FORTH IN THE LAST SENTENCE OF THIS SECTION 16. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT THE REMEDIES SELLER SHALL HAVE TO ENFORCE ANY RIGHTS IT HAS AGAINST BUYER UNDER THE INDEMNITY PROVISIONS OF SECTIONS 3.4, 13 OR 34. EXCEPT IN THE CASE OF A BUYER BREACH OR DEFAULT

UNDER THIS AGREEMENT (IN WHICH CASE THE EARNEST MONEY SHALL BE PAID TO SELLER) OR IN THE EVENT THE CLOSING OCCURS (IN WHICH CASE THE EARNEST MONEY DEPOSIT SHALL BE APPLIED AGAINST THE PURCHASE PRICE), THE EARNEST MONEY DEPOSIT SHALL IN ALL OTHER INSTANCES BE RETURNED TO BUYER IN THE EVENT THAT THIS AGREEMENT IS TERMINATED OR THE TRANSACTIONS CONTEMPLATED HEREIN FAIL TO CLOSE.

/s/ ASY
Buyer’s initials	Seller’s initials

17.	Integrated Agreement; Modifications; Waivers.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior representations, understandings and agreements, whether written or oral. No supplement, modification or waiver of any provision of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

18.	Time of Essence and Holidays.

Time is of the essence of each and every provision hereof. If the final date of any period of time set forth herein occurs on a Saturday, Sunday or legal holiday, then in such event, the expiration of such period of time shall be postponed to the next day which is not a Saturday, Sunday or legal holiday.

19.	Attorneys’ Fees.

In the event that any party shall bring an action to enforce its rights under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’, witness and expert fees and costs of the proceeding, including any appeal thereof. The provisions of this Section 19 are separate and severable and shall survive a judgment on this Agreement.

20.	Assignment; Inurement.

Except as provided in this Section 20 or in Section 34, neither party hereto may assign its respective rights and obligations hereunder, in whole or in part, without the prior written consent of the other party hereto (except that Seller shall have the right without the consent of Buyer to convey the Property to any partner or affiliate of Seller provided such party assumes each and all of the obligations thereafter to be performed by Seller under this Agreement and except that Buyer shall have the right without the consent of Seller to (i) assign this Agreement to an affiliate of Buyer that is wholly owned by either Buyer or the shareholders of Buyer or (ii) designate a nominee to take title to all or any portion of the Property at Closing that is wholly owned by either Buyer or the shareholders of Buyer). To the extent consent is required hereunder to effect an assignment of this Agreement, any assignment without such prior written consent shall be deemed null and void. No assignment shall limit or relieve any assignor’s obligations under the terms and conditions of this Agreement. Subject to and without limiting the preceding two sentences, this Agreement and every provision hereof shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

21.	Governing Law.

This Agreement (including, without limitation, title matters and the effectiveness of any conveyance to be made pursuant hereto) shall be construed and interpreted and the rights of the parties determined in accordance with the laws of the State of California.

22.	Covenants of Cooperation.

Seller and Buyer each agree to cooperate with each other and to execute such additional documents and instruments as are reasonably acceptable to such party, including supplemental escrow instructions, as may be reasonably required to consummate the transaction contemplated hereby.

23.	Headings and Captions.

The headings and captions of the sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

24.	Condition to Effectiveness of Agreement.

This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Buyer.

25.	Gender and Number.

As used in this Agreement, the neuter shall include the feminine and masculine, the singular shall include the plural, and the plural shall include the singular, except where expressly provided to the contrary.

26.	Severability.

In the event that any paragraph, section, sentence, clause or phrase contained in this Agreement becomes or is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

27.	Counterparts; Electronic Mail and/or Facsimile Transmission.

This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by electronic mail and/or facsimile transmission with an executed hard copy to follow via overnight courier.

28.	Exhibits.

All Exhibits attached to, and referenced in this Agreement are hereby incorporated into, and shall be deemed a part of this Agreement. The following Exhibits are attached hereto and incorporated herein by this reference:

Exhibit A	Legal Description of the Property
Exhibit B	Description of Seller Work

29.	Joint and Several Obligations.

If more than one (1) person or entity is included within the party designated hereinabove as Buyer, each and all of the obligations imposed upon such party under this Agreement shall be the joint and several obligations of each of such persons or entities.

30.	Evidence of Due Authorization.

Each party hereby agrees, within ten (10) days after receipt of a written request from the other party, to furnish to the other party such evidence as shall reasonably establish that the execution of this Agreement by the party furnishing such evidence and the performance by such party of its obligations hereunder have been duly authorized and that the person or persons executing this Agreement and any document or instrument pursuant to this Agreement has been duly authorized and empowered to do so.

31.	Construction and Interpretation.

All provisions of this Agreement have been negotiated by Seller and Buyer at arm’s length and neither party shall be deemed the scrivener of this Agreement. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties as Seller or Buyer.

32.	OFAC.

Buyer and Seller (each as the “Representing Party”) represents and warrants to the other party that the Representing Party is not and shall not become a person or entity with whom the other party is restricted from doing business under any current or future regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any current or future statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

33.	No Recourse.

All persons dealing with Seller must look solely to the property and assets of Seller for the payment of any claim against Seller or for the performance of any obligation of Seller as neither the joint venturers, general partners, limited partners, members, employees, nor agents (as the case may be) of Seller assume any personal liability for obligations entered into on behalf of Seller (or its predecessors in interest) and their respective properties shall not be subject to the claims of any person in respect of any such liability or obligation. As used herein, the words “property and assets of Seller” exclude any rights of Seller for the payment of capital contributions or other obligations to it by any joint venturer, general partner, limited partner or member (as the case may be) in such capacity.

34.	Exchange Provisions.

34.1.   Exchange. Seller and Buyer (the “Cooperator”) shall each cooperate in a simultaneous or deferred exchange by permitting the other party (the “Exchanger”) to assign its interest in this Agreement to a third party (the “Exchange Facilitator”) pursuant to an Assignment and Assumption of Real Property Purchase and Sale Agreement and Supplemental Escrow Instructions in form and content reasonably acceptable to the parties. The assignment of such interest may take effect only simultaneously with Closing under this Agreement, and in no event shall the Exchanger be relieved of any liability under this Agreement by reason of such assignment. The Cooperator shall not be required to bear any escrow, title or other expense in excess of those the Cooperator would bear if there were no exchange. The Cooperator shall not be required to execute any document creating personal liability or to assume or be exposed to any liability in connection with the exchange, nor shall the Closing Date be delayed to consummate any such exchange without the written consent of both parties. In no event shall the Cooperator be required to take title to any property and in no event shall the Cooperator be responsible for any tax consequences to Exchanger or any other party in connection with any such exchange.

34.2.   Indemnification. Exchanger agrees and covenants to defend, indemnify, protect and hold harmless Cooperator from any liability, damage, loss, cost and expense (including reasonable attorneys’ fees) of whatever kind and nature arising out of any such assignment or exchange, including, without limitation, any claims by or on behalf of the Exchange Facilitator. Cooperator shall have the right to approve in its reasonable judgment any documentation Cooperator will be requested to execute in connection with the exchange transaction.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

SELLER:		BUYER:

KIRKHILL-TA CO.,		ABSOLUTE SCREENPRINT, INC.,
a California corporation		a California corporation

By:	/s/ Albert S. Yost	By:

Name:	Al YOST	Name:

Its:	Director	Its:

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF BREA, COUNTY OF ORANGE, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

LOT 8 OF TRACT NO. 8374, IN THE CITY OF BREA, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON MAP RECORDED IN BOOK 340, PAGES 25 THROUGH 28, INCLUSIVE OF MISCELLANEOUS MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT 50 PERCENT OF ALL OIL, GAS, HYDROCARBONS AND ALL MINERALS, IN, ON OR UNDER SAID PARCELS OF LAND BUT WITH NO RIGHT OF ENTRY UPON THE SURFACE OF SAID LAND, AS RESERVED IN THE DEED FROM EVERETT N. REESE AND ELSIE B. REESE, HUSBAND AND WIFE, RECORDED APRIL 13, 1956 IN BOOK 3472, PAGE 550 OF OFFICIAL RECORDS.

APN: 319-182-01,02

EXHIBIT B

DESCRIPTION OF SELLER WORK

1.   Repair all damage caused by the removal from the Property of the rack system, silo and other machinery owned by Seller.

2.   Repair of the penetrations located in certain portions of the roof and walls of the building comprising a portion of the Property and more particularly shown in the photos attached hereto and incorporated herein (eight (8) photos in total), as follows:

-

One (1) large roof penetration – If required by Buyer (which requirement shall be confirmed by Buyer in writing to Seller at least twenty (20) days prior to the expiration of the Study Period), Seller shall engage a roofing contractor to cover this penetration using whatever materials are recommended by the roofing contractor. Buyer has indicated their intent to install a vent over this penetration which would eliminate the need for covering this penetration.

-	One (1) small roof penetration – Seller shall engage a roofing contractor to cover this penetration using whatever materials are recommended by the roofing contractor.

-	Three (3) large wall penetrations – Seller shall close these penetrations using wood, drywall and stucco.

-	Nine (9) small wail penetrations (estimated 1 – 5 inches in diameter each) – Seller shall close these penetrations using newspaper, spackle and stucco.